TS & B Holdings Announces Its Intention to File With SEC

Its Election to Be Governed by Investment Company Act of 1940 Rules Regarding Business Development Companies

ORLANDO, FL -- 01/07/2004 -- TS&B Holdings, Inc. (OTC BB: TSBB) today announced that it would be filing an election with the SEC to be governed under Sections 55 through 65 of the Investment Company Act of 1940. This election, which permits a company to be governed under rules pertaining to a class of companies known as Business Development Companies, permits such a company to own securities in and provide management expertise to development stage businesses as its primary business focus.

Company has long been oriented towards recognizing growth opportunities in other companies and this election will allow Company to use its status as a public company and access to capital markets to provide much needed capital to those growth opportunities. The rules regarding Business Development Companies allow for managerial expertise to be furnished to these companies, a role not generally available to traditional investment companies.

Company has targeted certain acquisitions that might not be possible under its present status under the Securities and Exchange Act of 1934. Company's goal is to provide services, including consulting services to micro-, small- and mid-cap businesses primarily in the $5 million to $150 million revenues range, TS&B Financial Services Inc., a financial services subsidiary of Company, creates value by molding strategic direction, fostering positive net-present-value capital decisions and restructuring operations to increase free cash flow for client businesses. In its capacity as a Business Development Company, TS&B will be able to both hold ownership positions and provide access to the public capital markets for its client companies that are not yet public.

The Company's market is not industry specific. Management estimates that there are 3,500 listed public companies and 1,500,000 private firms within the Company's target market.

The Company intends to announce acquisitions and strategic relationships in the near future.

This press release contains certain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could cause or contribute to such differences include, but are not limited to, market acceptance of products, services and technologies; changes in local currency valuations; the Company's ability to continue to secure sources of financing; and other factors as described in the Company's filings with Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Contact:
Jim Jenkins
407.649.8325
jjenkins@tsbfinancial.com